Exhibit 99.1

February 7, 2011

NEWS RELEASE

US GOLD RECEIVES HIGHLY ENCOURAGING

PRELIMINARY ECONOMIC ASSESSMENT FOR EL GALLO PROJECT

TORONTO, ONTARIO (February 7, 2011) US GOLD CORPORATION (NYSE: UXG) (TSX: UXG) is pleased to announce the results of a Preliminary Economic Assessment (PEA) for its 100% owned El Gallo Project in Sinaloa state, Mexico. The PEA was based on the Canadian National Instrument 43-101 (NI 43-101) Mineral Resource Estimate released in November 2010 and does not include the six recently discovered veins or extensions of known resources.  The PEA was prepared by the engineering firm Pincock, Allen & Holt of Denver, Colorado.

PRELIMINARY ECONOMIC ASSESSMENT HIGHLIGHTS

	Base Case Prices	Spot Case Prices
	($18 oz silver - $1,000 oz gold)	($28.50 oz silver - $1,350 oz gold)
Avg. annual production	5.0 million oz. silver 50,245 oz. gold	5.0 million oz. silver 50,245 oz. gold
Cash cost per silver oz. net of by-product credit	$5.90	$2.44
Pre-tax internal rate of return (IRR)	27%	65%
Pre-tax net present value (NPV) (5% discount rate)	$155 million	$521 million
Mine life	6 years	6 years
Initial Capital (includes 20% contingency)	$149 million	$149 million
Payback period	2.3 years	1.0 year

“The results of this PEA show that El Gallo is off to an excellent start. With the recent discovery of six new veins and extensions of known resources there appears to be good potential to further expand the size of the project. Nine drills are currently operating at El Gallo in order to update the current resource and move the project through to feasibility, which is due by year-end. We are looking forward to advancing both El Gallo and Gold Bar in Nevada towards production,” stated Rob McEwen, Chairman and CEO.

Preliminary Economic Assessment

The PEA calculates a Base Case pre-tax discounted (5%) NPV of $155 million, with a pre-tax IRR of 27%. Initial capital expenditures are estimated to be $149 million (including a 20% contingency). The payback period for the Base Case is estimated at 2.3 years. Economic sensitivities at the different metals prices and discount rates were calculated as follows:

	Base Case	Spot Case
Silver price ($/oz)	$18.00	$28.50
Gold price ($/oz)	$1,000	$1,350

Pre-tax NPV (0% discount) ($ million)	$190	$600
Pre-tax NPV (5% discount) ($ million)	$155	$521

Average annual silver production (million oz)	5.0	5.0
Average annual gold production (oz)	50,245	50,245
Average annual cash cost ($/oz) (net of by-product credit)	$5.90	$2.44
Average annual cash flow ($ million)	$56	$124

Mining and Processing

The PEA is based on open pit mining from three primary areas (El Gallo, Palmarito and Magistral — Fig. 1). Conventional milling and heap leaching will be used to process the ores. The mill and heap leach process facilities are scheduled to operate at 6,000 and 3,250 tonnes per day, with approximately 90% of the silver and gold production coming from the mill.

Summary of Project Parameters	El Gallo	Palmarito	Magistral

Mill Ore (million tonnes)	7.7	1.3	3.2
Heap Leach Ore (million tonnes)	6.3	—	0.8
Avg. Mill Processing Rate (tonnes per day)	3,532	884	1,445
Avg. Heap Leach Processing Rate (tonnes per day)	2,857	—	384

Mill Grade — Silver (gpt) (grams per tonne)	119.3	100.2	—
Heap Leach Grade — Silver (gpt)	28.1	—	—
Mill Grade — Gold (gpt)	0.10	0.17	3.01
Heap Leach Grade — Gold (gpt)	0.03	—	0.85

Silver Recoveries - Mill	85%	67%	—
Silver Recoveries - Heap Leach	60%	—	—
Gold Recoveries - Mill	80%	84%	89%
Gold Recoveries - Heap Leach	65%	—	60%

Total Silver Ounces Recovered (million)	27.2	2.6	—
Total Gold Ounces Recovered	23,510	5,806	272,149

Mining Costs - Open Pit (per ore and waste tonne)	$2.00	$2.00	$2.00
Mill Processing Cost (per ore tonne)	$20.00	$20.00	$25.00
Heap Leach Processing Cost (per Leach tonne)	$6.00	—	$11.00

Mineral resources that are not mineral reserves do not have demonstrated economic viability. This assessment is preliminary in nature as it includes inferred mineral resources that are considered too speculative geologically to have the economic considerations applied to them that would enable to them to be categorized as mineral reserves.  At this time there is no certainty that the preliminary assessment and economics will be realized.

Initial Capital Costs

Capital costs for the El Gallo Project are projected as of January 1, 2011. Initial capital costs are summarized below:

Summary of Initial Capital Costs	Amount (millions)

Mill, Processing and Tailings (6,000 tpd)	$85.0
Heap Leach (3,250 tpd)	$10.0
Reagents	$4.5
Power Line Upgrade	$1.1
Road/Site Work	$1.7
Buildings	$2.0
Owners Costs/Engineering, Procurement, Construction Management	$20.0
Sub Total	$124.3

Contingency (20%)	$24.9
Total Initial Capital Costs	$149.2

Project Optimization

As El Gallo advances towards feasibility, US Gold will continue to optimize the project. There are a number of areas US Gold believes can be enhanced:

1.              Further pit optimization could reduce the already low strip ratios at El Gallo (1.06:1) and Palmarito (1.19:1). The pit angles used in the PEA are more conservative than were used during Magistral’s production (2002-2005). Studies to determine the ultimate pit slopes are underway.

2.              Recent metallurgical testing has shown higher silver and gold recoveries then are contemplated in the PEA. Further testing may show that higher recoveries are warranted.

3.              A preliminary analysis shows that mining certain higher grade zones at Magistral by underground methods may be more economic than open pit.

4.              No silver mineralization was modeled at Magistral due to insufficient assay data, although silver was commonly recovered on a one-to-one basis with gold during the mines previous production.

5.              Recent drilling continues to show that the mineralization continues beyond the current resource. Nine drills are currently operating at the project.

Project Timeline

Work related to the El Gallo Project feasibility study is underway and is expected to be completed by the end of 2011. This includes additional metallurgical test work, geo-technical drilling, infill drilling and mine design, production scheduling, process engineering and detailed pre-production capital and operating costs. Baseline environmental studies have been initiated and permitting for full mine operations is scheduled to be completed concurrently with the feasibility study. The project is currently estimated to reach commercial production in early 2014.

Exploration Program 2011

Exploration in 2011 will be focused on the following objectives: 1) Expanding the resources at El Gallo and Palmarito beyond the current limits, 2) Upgrading inferred mineralization to the measured and indicated categories and, 3) Further delineate the silver-gold mineralization on the recently discovered veins in order for them to be incorporated in an updated resource estimate and feasibility study. US Gold expects to spend $15 million on exploration this year in Mexico. Currently there are nine drills operating at the project and further drill results will be released in the coming weeks.

A NI 43-101 Technical Report for the El Gallo PEA will be filed on SEDAR (www.sedar.com) within 45 days and be posted on US Gold’s website at www.usgold.com

ABOUT US GOLD (www.usgold.com)

US Gold’s objective is to qualify for inclusion in the S&P 500 within the next 4 years. US Gold is aggressively exploring throughout the America’s and advancing the El Gallo and Gold Bar projects in Mexico and Nevada towards production. The Company’s shares are listed on the NYSE and the Toronto Stock Exchange under the symbol UXG, trading 1.3 million shares daily during the past twelve months. US Gold’s shares are included in S&P/TSX and Russell indices.

QUALIFIED PERSON

The El Gallo preliminary economic assessment was conducted by Pincock Allen & Holt of Denver, Colorado under the supervision of Paul Gates, PE, Richard Addison, PE, Aaron McMahon, PG. All three individuals are Qualified Persons as defined by NI 43-101 and are independent of US Gold Corporation as defined in Section 1.4 of NI 43-101 and Section 3.5 of Companion Policy 43-101CP. Mr. McMahon verified the mineral resource data contained in the preliminary economic assessment by conducting a site visit, which included verifying drill hole locations and survey data, reviewing sampling handling, data collection procedures, partial audit of the assay database, review of the QA/QC data and analysis of core recovery and drill logs and their relations to assay values.

Metallurgical testing was performed at SGS Mineral Services in Durango Mexico and McClelland Laboratories in Sparks, Nevada.  Heuristica Ambiental from Sonora, Mexico performed the environmental baseline work.

This news release has been viewed and approved by John Read, CPG, US Gold’s consulting geologist, who is a Qualified Person as defined by National Instrument 43-101

Cautionary Note

The resource estimates contained in the PEA were prepared in accordance with standards of the Canadian Institute of Mining, Metallurgy and Petroleum and NI 43-101. These standards are different from the standards permitted in reports filed with the SEC. Under NI 43-101, US Gold reports measured, indicated and inferred resources, measurements which are generally not permitted in filings made with the SEC. The estimation of measured resources and indicated resources involve greater uncertainty as to their existence and economic feasibility than the estimation of proven and probable reserves. U.S. investors are cautioned not to assume that any part of measured or indicated resources will ever be converted into economically mineable reserves. The estimation of inferred resources involves far greater uncertainty as to their existence and economic viability than the estimation of other categories of resources.

Certain statements contained herein and subsequent oral statements made by and on behalf of the Company may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as “intends,” “anticipates,” “believes,” “expects” and “hopes” and include, without limitation, statements regarding the Company’s results of exploration, plan of business operations, potential contractual arrangements, receipt of working capital, anticipated revenues and related expenditures. Factors that could cause actual results to differ materially include, among others, those set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and other filings with the Securities and Exchange Commission, under the caption “Risk Factors”. Most of these factors are outside the control of the Company. Investors are cautioned not to put undue reliance on forward-looking statements. Except as otherwise required by applicable securities statutes or regulations, the Company disclaims any intent or obligation to update publicly these forward looking statements, whether as a result of new information, future events or otherwise.

For further information contact:
Ian J. Ball Senior Vice-President Tel: (647) 258-0395 Toll Free: (866) 441-0690 Fax: (647) 258-0408	Mailing Address 99 George Street, 3rd Floor Toronto, ON M5A 2N4 E-mail: info@usgold.com

Figure 1
El Gallo District - Location of Veins

February 2011

180000
190000
200000
210000
220000
230000
240000
250000
2880000
2870000
2860000
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Oro Vein
(New Vein)
Los Mautos
(New Vein)
Chapotillo
(New Vein)
Mina Grande
(New Vein)
San Jose
(New Vein)
El Gallo
(Included PEA
Proposed Processing Site)
Gold Zone
(New Vein)
Magistral
(Included PEA)
Palmarito
(Included PEA)
N
0 3 6
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0 5 10
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Legend
US Gold Concessions
Mineralized Veins
Road
PEA: Preliminary Economic Assessment